Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BIOLASE Technology, Inc.

Irvine, CA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-144095, 333-112173, 333-130677, and 333-177339) and Form S-3 (Nos. 333-166145 and 333-175664) of BIOLASE Technology, Inc. of our reports dated March 13, 2012, relating to the consolidated financial statements and consolidated financial statement schedule, which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP

Costa Mesa, CA

March 13, 2012